Exhibit 10.15

COLONIAL BANK, FSB
2011 DIRECTOR DEFERRED FEE PLAN

THIS DIRECTOR DEFERRED FEE PLAN (the “Plan”), is hereby established effective this 1st day of January 2011, by the Board of Directors of Colonial Bank, FSB (the “Board”), a federally chartered stock savings bank (the “Bank”), to provide Participants (as defined herein) or their beneficiaries with retirement income benefits.

Article I
Purpose

The purpose of this Plan is to provide current tax planning opportunities as well as supplemental funds for retirement or death for eligible directors of the Bank.  It is intended that the Plan will aid in retaining and attracting directors by providing such persons with a means to supplement their standard of living at retirement.  The Plan is intended to comply with Code Section 409A and any other regulatory guidance issued thereunder.  Any terms of the Plan that conflict with Code Section 409A shall be null and void as of the effective date.

Article II
Definitions

In this document, whenever the context so indicates, the singular or the plural number and the masculine or feminine gender shall be deemed to include the other, the terms “he,” “his,” and “him,” shall refer to a Participant or a beneficiary of a Participant, as the case may be, and, except as otherwise provided, or unless the context otherwise requires, the capitalized terms shall have the following meanings:

2.1           Account.  “Account” means the Account as maintained by the Bank in accordance with Article IV with respect to any deferral of Compensation pursuant to this Plan.  A Director’s Account shall be utilized solely as a device for the determination and measurement of the amounts to be paid to the Director pursuant to the Plan.  A Director’s Account shall not constitute or be treated as a trust fund of any kind.

2.2           Bank.  “Bank” means Colonial Bank, FSB, a federally chartered savings bank, or any successor to the business thereof, and any affiliated or subsidiary corporations designated by the Board.

2.3           Beneficiary.  “Beneficiary” means the person or persons (and their heirs) designated as a Beneficiary in a Director’s Beneficiary Designation (attached as Exhibit B) to whom the deceased Director’s benefits are payable.  If no Beneficiary is so designated, then the estate of the Director will be deemed the Beneficiary.

2.4           Board.  “Board” means the Board of Directors of the Bank.

2.5           Change in Control.  “Change in Control” of the Company or the Bank shall mean  (i) a change in the ownership of the Company or the Bank, (ii) a change in the effective control of the Company or the Bank, or (iii) a change in the ownership of a substantial portion of the assets of the Company or the Bank.  For these purposes, a change in ownership of a corporation occurs on the date that any one person, or more than one person acting as a group acquires, ownership of stock of the Company or the Bank that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation.  For these purposes, a change in ownership will not be deemed to have occurred if no stock of the Company or the Bank is outstanding.  A change in the effective control of the Company or the Bank occurs on the date that either (i) any one person, or more than one person acting as a group acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or the Bank possessing 30 percent or more of the total voting power of the stock of such Company or the Bank, or (ii) a majority of the members of the Company or the Bank’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company or the Bank’s board of directors prior to the date of the appointment or election, provided that this sub-section “(ii)” is inapplicable where a majority shareholder of the Company or the Bank is another corporation.  In the absence of an event described in “(i)” or “(ii)” of the preceding sentence, a change in the effective control of the Company or the Bank will not have occurred.  A change in a substantial portion of the Company or the Bank’s assets occurs on the date that any one person or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or the Bank that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company or the Bank, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Section 409A of the Code.

2.6           Code.  “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

2.7           Committee.  “Committee” means the Committee appointed to administer the Plan pursuant to Article VII.

2.8           Company.  “Company” means Colonial Financial Services, Inc., a Maryland corporation which is the holding company of the Bank.

2.9           Compensation.  “Compensation” means any Board or Committee fees or retainer to which the Director becomes entitled during the Deferral Period.

2.10           Deferral Agreement.  “Deferral Agreement” means the agreement filed by a Director which acknowledges assent to the terms of the Plan and in which the Director elects to defer the receipt of Compensation earned during a Deferral Period.  The Deferral Agreement must be filed with the Committee prior to the beginning of the Deferral Period.  A new Deferral Agreement or Notice of Adjustment of Deferral may be submitted by the Director for each Deferral Commitment.   If the Director fails to submit a new Deferral Agreement or Notice of Adjustment of Deferral prior to the beginning of a Deferral Period, deferrals for such period shall be made in accordance with the last submitted Deferral Agreement or Notice of Adjustment of Deferral.

2.11           Deferral Commitment.  “Deferral Commitment” means an election to defer Compensation made by a Director pursuant to Article III and for which a separate Deferral Agreement or Notice of Adjustment of Deferral has been submitted by the Director to the Committee.

2.12           Deferral Period.  “Deferral Period” means the period over which a Director has elected to defer a portion of his Compensation.  Each calendar year shall be a separate Deferral Period.

2.13           Determination Date.  “Determination Date” means the last day of each calendar month.

2.14           Director.  “Director” means a member of the Board.

2.15           Disability.  “Disability” means any case in which a Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Bank (or would be eligible to receive such benefits if the Director was a participant in such plan) or (iii) is determined to be totally disabled by the Social Security Administration.

2.16           Notice of Adjustment of Deferral.  “Notice of Adjustment of Deferral” means the notice which the Director may submit for Deferral Periods following the initial Deferral Period in which the initial Deferral Agreement  is submitted.  The Notice of Adjustment of Deferral shall set forth the Director’s elections with respect to deferrals for said period.

2.17           Participant.  “Participant” means a Director who elects to participate by filing a Deferral Agreement as provided in Article III.

2.18           Plan Benefit.  “Plan Benefit” means the benefit payable to a Director as calculated in Article V.

2.19           Plan Year.  “Plan Year” means a twelve month period commencing January 1 and ending the following December 31.

2.20           Prime Rate.  “Prime Rate” means the “prime rate” published in The Wall Street Journal from time to time reflecting the base rate charged at large U.S. money center commercial banks, provided, however, for purposes of this Plan, the Prime Rate shall never be less than five percent (5%) nor greater than ten percent (10%).

2.21           Separation from Service.  “Separation from Service” means the Director’s death, retirement or termination from service from the Board of the Bank following the Director’s resignation or a failure to be reappointed or reelected to the Board.  For these purposes, a Director shall not be deemed to have a Separation from Service until the Director no longer serves on the Board of the Bank, the Company, or any member of a controlled group of corporations with the Bank or holding company within the meaning of Treasury Regulation §1.409A-1(h)(3).  Whether a Director has had a Separation from Service shall be determined in accordance with the requirements of Treasury Regulation 1.409A-1(h).

2.22           Trustee.  “Trustee” means the Trustee, if any, of any grantor trust which may be established by the Bank to accumulate assets for the purpose of funding the benefits promised under this Plan.

Article III
Participation and Deferral Commitments

3.1           Eligibility and Participation.

(a)           Eligibility.  Eligibility to participate in the Plan shall be limited to members of the Board.

(b)           Participation.  A Director may elect to participate in the Plan with respect to any Deferral Period by submitting, as to the initial Deferral Period, a Deferral Agreement (as set forth at Exhibit A) or, as to subsequent Deferral Periods, a Notice of Adjustment of Deferral (as set forth at Exhibit C).  Said Deferral Agreement or Notice of Adjustment of Deferral shall be submitted to the Committee by December 15 of the calendar year immediately preceding the Deferral Period for which it will be effective.  If a previously eligible Director fails to submit a new Deferral Agreement or Notice of Adjustment of Deferral for a Deferral Period, the Committee shall treat the previously submitted Deferral Agreement or Notice of Adjustment of Deferral as still in effect.  In the event that a Director first becomes a Director during a calendar year, a Deferral Agreement must be submitted to the Committee no later than thirty (30) days following the date the individual first becomes a Director, and such Deferral Agreement shall be effective only with regard to Compensation earned following the submission of the Deferral Agreement to the Committee.

(c)           Changes in Participation.  In the event that a Participant ceases to be a Director or in the event that a Director ceases to defer receipt of his Compensation, the balance of his Account shall continue to be adjusted in accordance with Section 4.3 and 4.4.  A Director who has filed a Notice of Adjustment of Deferral pursuant to which he elects to cease deferring receipt of any portion of his Compensation may thereafter again file a Deferral Agreement or Notice of Adjustment of Deferral to defer receipt of his Compensation in accordance with Section 3.1(b), but only with respect to Compensation to be earned following submission of such Deferral Agreement to the Committee.

3.2           Form of Deferral.  Except as provided in Section 3.1(b) above, a Director may elect in the Deferral Agreement to defer in whole percentages up to 100% of his Compensation for the calendar year following the calendar year in which the Deferral Agreement is submitted.

Article IV
Deferred Compensation Accounts

4.1           Accounts.  For record keeping purposes only, an Account shall be maintained for each Director.  Separate subaccounts shall be maintained to the extent necessary to properly reflect the Director’s total vested Account balance.

4.2           Elective Deferred Compensation.  The amount of Compensation that a Director elects to defer shall be withheld from each payment of Compensation and credited to the Director’s Account as the nondeferred portion of the Compensation becomes or would have become payable.

4.3           Determination of Accounts.   Each Director’s Account as of each Determination Date will consist of the balance of the Director’s Account as of the immediately preceding Determination Date, increased by Compensation deferred pursuant to a Deferral Commitment and earnings at the Prime Rate, and decreased by distributions, since that Determination Date.

4.4           Determination of Earnings.   Subject to such limitations as may from time to time be required by law or imposed by the Committee, and subject to such operating rules and procedures as may be imposed from time to time by the Committee, each Director’s Account will be credited with earnings at the Prime Rate, as determined from time to time.

4.5           Vesting of Accounts.  A Director shall be one hundred percent (100%) vested at all times in the amount of Compensation elected to be deferred under this Plan and earnings thereon.

4.6           Statement of Accounts.  The Committee shall submit to each Director, during the month of January,  a statement setting forth the balance to the credit of the Account maintained for a Director as of the immediately preceding December.

Article V
Plan Benefits

5.1           Plan Benefit.  If a Director has a Separation from Service for any reason other than death, the Bank shall pay a Plan Benefit equal to the Director’s vested Account, as determined in accordance with Article IV.

5.2           Death Benefit.  Upon the death of a Director, the Bank shall pay to the Director’s Beneficiary an amount determined as follows:

(a)           If the Director dies after Separation from Service with the Bank, the remaining unpaid balance of the Director’s vested Account shall be paid in the same form that payments were being made prior to the Director’s death.

(b)           If the Director dies prior to Separation from Service with the Bank, the amount payable shall be the Director’s Account balance which shall be paid over the period designated in the Director’s Deferral Agreement or Notice of Adjustment of Deferral, provided that if the Director elected a lump sum payment in his Deferral Agreement, such payment shall be made in a lump sum payment.

5.3           Hardship Distributions.  Upon a finding that a Director has suffered an unforeseeable emergency, the Committee may, in its sole discretion and to the extent permitted under Section 409A of the Code, make distributions from the Director’s Account prior to the time specified for payment of benefits under the Plan.  An unforeseeable emergency means a severe financial hardship to the Director resulting from an illness or accident of the Director, the Director’s spouse or of a dependent (as defined in Code Section 152) of the Director, loss of the Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director.  The amount of such distribution shall be limited to the amount reasonably necessary to alleviate the unforeseeable emergency.

5.4           Form of Benefit Payment.  All Plan Benefits, other than hardship distributions or distributions pursuant to Article VI, shall be paid in the form selected by the Director in the Deferral Agreement or Notice of Adjustment of Deferral at the time of the Deferral Commitment.  A Director’s Account shall be distributed in cash or cash equivalents.

5.5           Commencement of Payments.  Payments under the Plan shall commence and shall be paid in accordance with the Director’s elections under the Director’s Deferral Agreement and Notice of Adjustment of Deferral.  Unless another time is set forth in the Plan, any payment under the Plan shall commence no later than sixty days (60) after the event (e.g., Separation from Service, Change in Control, death or a Disability determination) which triggers the distribution requirement.

5.6           Modification of Deferral Period.  In the event a Director desires to modify the period over which amounts accrued in his Account shall be deferred, the Director may elect to change the manner and time of distribution of the balance credited to his Account; provided, however, that with respect to Compensation previously deferred or to be deferred in accordance with Deferral Commitments previously made and interest or other earnings thereon:

(a)           Any such election shall not take effect until twelve (12) months after it is received by the Committee; and

(b)           Any such election to defer a payment to be made on a date or pursuant to a schedule specified in a Deferral Agreement or Notice of Adjustment of Deferral shall be made at least twelve (12) months prior to the date of the first payment scheduled to be made; and

(c)           Any such election to defer a payment scheduled to be made or begin upon Separation from Service, a Change in Control or on a fixed date or pursuant to a fixed schedule specified when the Deferral Commitment was made must provide for an additional deferral period of at least five (5) years in accordance with Section 409A of the Code and regulations thereunder.

5.7           Determination of Annual Installments.  Benefits payable in annual installments hereunder shall be due and payable on the date specified in the applicable election.  The amount of each annual installment shall be equal to the balance credited to the Director’s Account, as of the last business day of the month ending immediately prior to the date on which the payment is to be made, divided by the number of installment payments remaining to be made.

Article VI
Early Distributions

6.1           Conflicts of Interest.  To the extent necessary to effect compliance with a certificate of divestiture (within the meaning of Section 1043(b)(2) of the Code), the Committee may permit a lump sum payment of all or a portion of the Director’s Plan Benefit otherwise payable to the Director or his Beneficiary.  Such lump sum payment shall be in lieu of the benefits that would otherwise be payable to the Director or his Beneficiary.

6.2           Domestic Relations Order.  To the extent required to comply with the terms of a domestic relations order (within the meaning of Section 414(p) of the Code) directed to and served upon the Plan, the Committee may direct the payment of all or any portion of the benefit to which a Director is entitled to at any time or in accordance with any benefit payment schedule set forth in such order.  Such lump sum payment shall be in lieu of the benefits that would otherwise be payable to the Director or his Beneficiary.

Article VII
Administration

7.1           Committee; Duties.  This Plan shall be administered by the Committee, which shall be appointed by the Board.  The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with the Plan.  A majority vote of the Committee members shall control any decision.

7.2           Agents.  The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Bank.

7.3           Binding Effect of Decisions.  The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules of regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.4           Indemnity of Committee.  The Bank shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

Article VIII
Claims Procedure

8.1           Claim.  Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing within thirty (30) days.

8.2           Denial of Claim.  If the claim or request is denied, the written notice of denial shall state:

(a)           The reasons for denial, with specific reference to the Plan provisions on which the denial is based.

(b)           A description of any additional material or information required and an explanation of why it is necessary.

(c)           An explanation of the Plan’s claim review procedure.

8.3           Review of Claim.  Any person whose claim or request is denied or who has not received a response within thirty (30) days may request review by notice given in writing to the Committee.  The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing.  On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

8.4           Final Decision.  The decision on review shall normally be made within sixty (60) days.  If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days.  The decision shall be in writing and shall state the reasons and the relevant Plan provisions.

8.5           Arbitration.  If a claimant continues to dispute the benefit denial based upon completed performance of this Plan and the Deferral Agreement or the meaning and effect of the terms and conditions thereof, then the claimant may submit the dispute to mediation, administered by the American Arbitration Association (“AAA”) (or a mediator selected by the parties) in accordance with the AAA’s Commercial Mediation Rules.  If mediation is not successful in resolving the dispute, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

Article IX
Amendment and Termination of Plan

9.1           Amendment.  The Board may at any time amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease or restrict the amount accrued to the date of Amendment in any Account maintained under the Plan.

9.2           Termination of the Plan.  Subject to the requirements of Code Section 409A, in the event of complete termination of the Plan, the Plan shall cease to operate and the Bank shall pay out to the Participant his benefit as if the Participant had terminated employment as of the effective date of the complete termination.  Such complete termination of the Plan shall occur only under the following circumstances and conditions:

(a)           The Board may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)           The Board may terminate the Plan within the 30 days preceding a Change in Control (but not following a Change in Control), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements.

(c)           The Board may terminate the Plan provided that (i) all arrangements sponsored by the Bank that would be aggregated with this Plan under Proposed Regulations Section 1.409A-1(c) if the Participant covered by this Plan was also covered by any of those other arrangements are also terminated; (ii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (iii) all payments are made within 24 months of the termination of the arrangements; and (iv) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Proposed Regulations Section 1.409A-1(c) if the Participant participated in both arrangements, at any time within five years following the date of termination of the arrangement.

Article X
Miscellaneous

10.1           Unfunded Plan.  This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees.  This Plan is not intended to create an investment contract, but to provide tax planning opportunities and retirement benefits to eligible individuals who have elected to participate in the Plan.

10.2           Unsecured General Creditor.  Directors and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Bank, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Bank.  Such policies or other assets of the Bank shall not be held under any trust for the benefit of Directors, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Bank under this Plan.  Any and all of the Bank’s assets and policies shall be, and remain, the general, unpledged, unrestricted assets of the Bank.  The Bank’s obligation under the Plan shall be that of an unfunded and unsecured promise of the Bank to pay money in the future.

10.3           Trust Fund.  The Bank shall be responsible for the payment of all benefits provided under the Plan.  At its discretion, the Bank may establish one or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits.  Such trust(s) shall be grantor trust(s) for purposes of Code Section 677.  Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Bank’s creditors.  To the extent any benefits provided under the Plan are actually paid from any such trust, the Bank shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Bank.

10.4           Payment to Director, Legal Representative or Beneficiary.  Any payment to any Director or the legal representative, Beneficiary, or to any guardian or committee appointed for such Director or Beneficiary in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Bank, which may require the Director, legal representative, Beneficiary, guardian or committee, as a condition precedent to such payment, to execute a receipt and release thereof in such form as shall be determined by the Bank.

10.5           Minimum Regulatory Capital Requirement.  Notwithstanding anything herein to the contrary, to the extent required by applicable law, no benefits hereunder shall be earned or distributed in any year in which the Bank is not meeting its fully phased-in capital requirements.

10.6           Nonassignability.  Neither a Director nor any other person shall have any right to commute, sell, assign, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Director or any other person, nor be transferable by operation of law in the event of a Director’s or any other person’s bankruptcy or insolvency.

10.7           Terms.  Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

10.8           Captions.  The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

10.9           Governing Law.  The provisions of this Plan shall be construed and interpreted according to the laws of the State of New Jersey.

10.10           Validity.  In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.11           Notice.  Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to any member of the Committee, the Plan Administrator, or the Secretary of the Bank.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

10.12           Successors.  The provisions of this Plan shall bind and inure to the benefit of the Bank and its successors and assigns.  The term “successors” as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Bank, and successors of any such corporation or other business entity.

10.13           Late Payments. Any payment due and payable under this Plan that is not made within thirty (30) days after the date on which it is first due and payable shall continue to bear interest or other earnings from the date it is first due through the date of actual payment unless the delay in payment results solely from an act or failure to act on the part of the payment recipient.  Where a delay in excess of thirty (30) days has occurred in the commencement of any series of payments, the first payment made shall also include any previous installments that are due.

10.14           Cashout of Small Benefits.   If at any time the total present value of the payment due and payable to a person under this Plan is less than the dollar limit set forth under Code Section 402(g)(1)(B), such entire present value shall be paid to the recipient as soon as practicable.  Any such payment shall be in full settlement of such person’s interest under this Plan.

10.15           Compliance with Section 409A of the Code.  The Plan is intended to be a non-qualified deferred compensation plan described in Section 409A of the Code.  The Plan shall be operated, administered and construed to give effect to such intent.  To the extent that a provision of the Plan fails to comply with Code Section 409A and a construction consistent with Code Section 409A is not possible, such provision shall be void ab initio.  In addition, the Plan shall be subject to amendment, with or without advance notice to Directors and other interested parties, and on a prospective or retroactive basis, including but not limited to amendment in a manner that adversely affects the rights of participants and other interested parties, to the extent necessary to effect such compliance.

10.16           Required Regulatory Provisions.  The following provisions are included for the purposes of complying with various laws, rules and regulations applicable to the Bank:

(a)           Notwithstanding anything herein contained to the contrary, if the Director is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Bank pursuant to a notice served under section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (the “FDI Act”), 12 U.S.C. §1818(e)(3) or 1818(g)(1), the Bank’s obligations under this Plan shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings.  If the charges in such notice are dismissed, the Bank, in its discretion, may (i) pay to the Director all or part of the compensation withheld while the Bank’s obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended.

(b)           Notwithstanding anything herein contained to the contrary, if the Director is removed and/or permanently  prohibited from participating in the conduct of the Bank’s affairs by an order issued under section 8(e)(4) or 8(g)(1) of the FDI Act, 12 U.S.C. §1818(e)(4) or (g)(1), all prospective obligations of the Bank under this Plan shall terminate as of the effective date of the order, but vested rights and obligations of the Bank and the Director shall not be affected.

(c)           Notwithstanding anything herein contained to the contrary, if the Bank is in default (within the meaning of section 3(x)(1) of the FDI Act, 12 U.S.C. §1813(x)(1), all prospective obligations of the Bank under this Plan shall terminate as of the date of default, but vested rights and obligations of the Bank and the Director shall not be affected.

(d)           Notwithstanding anything herein contained to the contrary, all prospective obligations of the Bank hereunder shall be terminated, except to the extent that a continuation of this Plan is necessary for the continued operation of the Bank as determined:  (i) by the Director of the OTS or his designee or the Federal Deposit Insurance Corporation (“FDIC”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the FDI Act, 12 U.S.C. §1823(c); or (ii) by the Director of the OTS or his designee at the time such Director or designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by such Director to be in an unsafe or unsound condition.  The vested rights and obligations of the parties shall not be affected.

(e)  Any payments made pursuant to this Plan are subject to and conditioned upon their compliance with section 18(k) of the FDI Act, 12 U.S.C. §1828(k) and any regulations promulgated thereunder.

If and to the extent that any of the foregoing provisions shall cease to be required or by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Plan.

IN WITNESS WHEREOF, and pursuant to resolution of the Board of Directors of Colonial Bank, FSB, the parties hereto have hereunto set their hands the day and year first written above.

ATTEST:		COLONIAL BANK, FSB

By:	/s/ Joseph Sidebotham	By:
Corporate Secretary

Exhibit A

COLONIAL BANK, FSB
2011 DIRECTOR DEFERRED FEE PLAN
INITIAL DEFERRAL AGREEMENT WITH DISTRIBUTION ELECTIONS

I, ____________________________, and COLONIAL BANK, FSB hereby agree for good and valuable consideration, the value of which is hereby acknowledged, that I shall participate in the 2011 Director Deferred Fee Plan (the “Plan”), initially effective as of January 1, 2011, as such Plan may be amended or modified, and do further agree to the terms and conditions thereof.

ELECTION TO DEFER

Pursuant to the provisions of the Plan, I understand that I may make an irrevocable election to defer the receipt of board fees due to me during calendar year 20__.  Accordingly, I hereby make an irrevocable election to defer _____ % of my board fees and/or _____% of my retainer due to me during calendar year 20__.  I understand that once elected, I may not change my election to defer such board fees and/or any retainer due to me during calendar year 20__. Such deferrals shall commence on _____________ 20__, and shall renew annually unless changed by December 15 of the calendar year immediately preceding the first day of any year under the Plan, such changes to be effective beginning that January 1.  I understand and agree that my deferral election applies only to compensation attributable to services I have not yet performed.

I understand that my election to defer shall continue for subsequent years in accordance with this Deferral Agreement until such time as I submit a “Notice of Adjustment of Deferral” (Exhibit C hereto) to the Administrator no later than December 15 of the calendar year immediately preceding the calendar year for which it is effective.  Such adjustment will only take effect January 1 of the calendar year following the year in which it is executed.  A Notice of Adjustment of Deferral can be used to adjust the amount of board fees and/or retainer to be deferred or to discontinue deferrals altogether.

DISTRIBUTION ELECTION OPTIONS

In accordance with the Plan, I understand and agree that all Plan benefits shall be paid in the form I selected below, and that such election, once made by me, shall be irrevocable with respect to such Plan year.

 Separation from Service

In the event of my Separation from Service with the Board for any reason other than cause, I hereby elect to receive my Plan Benefits in the following form (check one):

_____  Lump Sum Distribution

_____  Substantially equal monthly payments over a period of 10 years

Optional Distribution Forms

Notwithstanding the foregoing, in the event of my Disability, death prior to Separation from Service, or in the event of a Change in Control of the Bank or the Company, as such terms are defined in the Plan, I hereby elect the following alternative distribution forms.  I understand that these elections are optional, and that if not made, any relevant distribution will be made in accordance with my selection  for distributions upon Separation from Service set forth above.

Disability

In the event that my service on the Board is terminated on account of my Disability, I hereby elect to receive my Plan Benefits in the following form (check one):

_____  Lump Sum Distribution

_____  Substantially equal monthly payments over a period of 10 years

Death

In the event of my death prior to Separation from Service on the Board, I hereby elect that my Plan Benefits be distributed to my beneficiary(ies) in the following form (check one):

_____  Lump Sum Distribution

_____  Substantially equal monthly payments over a period of 10 years

Change in Control

In the event of a Change in Control of the Bank or the Company, I hereby elect to receive my Plan Benefits in the following form (check one):

_____  Lump Sum Distribution

_____  Substantially equal monthly payments over a period of 10 years

Notwithstanding anything in this Deferral Agreement or the Plan to the contrary, all Plan distributions shall be made hereunder in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

This Deferral Agreement shall become effective upon execution below by both the Director and a duly authorized officer of the Bank.

Dated this _____ day of _______________, 200__.

(Director)	(Bank duly authorized Officer)

Exhibit B

COLONIAL BANK, FSB
2011 DIRECTOR DEFERRED FEE PLAN
BENEFICIARY DESIGNATION

The Director, under the terms of the 2011 Director Deferred Fee Plan executed by Colonial Bank, FSB, hereby designates the following Beneficiary to receive any guaranteed payments or death benefits under such Plan, following his death:

PRIMARY BENEFICIARY:

Name:_______________________________                                                                           % of Benefit:___________________

Name:_______________________________                                                                           % of Benefit:___________________

Name:_______________________________                                                                           % of Benefit:___________________

Check here if you want the offspring of any Primary Beneficiary who dies to receive the share that otherwise would have been paid to that Primary Beneficiary:____________

SECONDARY BENEFICIARY (if all Primary Beneficiaries pre-decease the individual):

Name:_______________________________                                                                           % of Benefit:___________________

Name:_______________________________                                                                           % of Benefit:___________________

Name:_______________________________                                                                           % of Benefit:___________________

Check here if you want the offspring of any Secondary Beneficiary who dies to receive the share that otherwise would have been paid to that Secondary Beneficiary:_________

This Beneficiary Designation hereby revokes any prior Beneficiary Designation which may have been in effect and this Beneficiary Designation is revocable.

Date	Participant

Exhibit C

COLONIAL BANK, FSB
2011 DIRECTOR DEFERRED FEE PLAN
NOTICE OF ADJUSTMENT OF DEFERRAL

To:                                             Colonial Bank, FSB
Attention:                                Administrative Committee, 2011 Director Deferred Fee Plan

I hereby give notice of my election to adjust the amount of my Compensation deferral in accordance with my Deferral Agreement, dated the ____ day of __________, 20__.  This notice is submitted no later than December 15th, and shall become effective January 1st, as specified below.

Adjust deferral as of:                                                           January 1st, 20__

Previous Deferral Amount                                                  ____________ per month
New Deferral Amount                                                         ____________ per month
(to discontinue deferral, enter $0)

DIRECTOR

DATE

ACKNOWLEDGED
BY:

TITLE:

DATE